Exhibit 99.1

Sunnova Reports Fourth Quarter and Full-Year 2021 Financial Results

2021 Highlights

•Added 87,900 customers in 2021, bringing total customer count to 195,400 as of December 31, 2021;
•Exceeded our full-year 2021 guidance range for Adjusted EBITDA despite public health and supply-chain challenges;
•Reduced adjusted operating expense per customer by 15% in 2021; and
•Total liquidity of $831 million as of December 31, 2021.

HOUSTON, February 23, 2022 (NEWSWIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), one of the leading U.S. residential energy service providers, today announced financial results for the fourth quarter and full year ended December 31, 2021.

"2021 was a landmark year for Sunnova, marked by significant improvement in the financial performance of the company despite numerous challenges that faced the economy as a whole," said William J. (John) Berger, founder and Chief Executive Officer of Sunnova. "Looking ahead, we are maintaining our 2022 financial guidance, and increasing our 2022 customer additions guidance to adjust for interconnection delays caused by the uptick in the Omicron variant of COVID in late December 2021. While these delays caused us to come in approximately 2,000 customers short of the midpoint of our unique customer additions guidance range for 2021, we are adding those 2,000 customers to our 2022 guidance.

"In 2021, we saw the resiliency of our people, our dealers, our business model, and capitalization strategy help Sunnova navigate economic and regulatory uncertainties. As centralized utilities continue to rapidly increase their rates, Sunnova is able to provide its customers even greater savings through an energy service that is more reliable, more resilient, and more environmentally sustainable."

Mr. Berger added, "In 2022, we are going to focus on pushing the boundaries of what it means to truly provide unparalleled energy service, which includes the launch of our 72-hour and 24-hour service goals in select markets. We will also continue to aggregate the best technology partners and integrate their capabilities into our software platform to drive energy independence through nanogrid and microgrid development for our customers, ultimately obviating the need for net metering, limiting the impact of failed regulatory policy, and providing power to customers when the utility power supply fails. And this year, we will continue to make progress against our previously disclosed and reaffirmed Triple-Double Triple Plan."

Fourth Quarter and Full-Year 2021 Results

Revenue increased to $65.0 million, or by $27.0 million, for the three months ended December 31, 2021 compared to the three months ended December 31, 2020. Revenue increased to $241.8 million, or by $80.9 million, for the year ended December 31, 2021 compared to the year ended December 31, 2020. These increases were primarily the result of an increased number of solar energy systems in service and the April 2021 acquisition of SunStreet.

Total operating expense, net increased to $74.1 million, or by $18.1 million, for the three months ended December 31, 2021 compared to the three months ended December 31, 2020. Total operating expense, net increased to $296.6 million, or by $100.0 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. These increases were primarily the result of an increased number of solar energy systems in service, the April 2021 acquisition of SunStreet, greater depreciation expense, and higher general and administrative expense. These increases were partially offset by an increase in other operating income primarily due to the changes in the fair value of certain financial instruments.

Adjusted Operating Expense increased to $40.8 million, or by $12.8 million, for the three months ended December 31, 2021 compared to the three months ended December 31, 2020. Adjusted Operating Expense increased to $140.6 million, or by $39.4 million, for the year ended December 31, 2021 compared to the year ended December 31, 2020. These increases were primarily the result of an increased number of solar energy systems in service, the April 2021 acquisition of SunStreet, and higher general and administrative expense.

Sunnova incurred a net loss of $31.3 million for the three months ended December 31, 2021 compared to a net loss of $128.8 million for the three months ended December 31, 2020. This lower net loss was primarily the result of a loss on extinguishment of long-term debt in 2020 from the select conversion of convertible senior notes for common stock.

Sunnova incurred a net loss of $147.5 million for the year ended December 31, 2021 compared to a net loss of $307.8 million for the year ended December 31, 2020. This lower net loss was primarily the result of a loss on extinguishment of long-term debt in 2020 from the select conversion of convertible senior notes for common stock and lower net interest expense in 2021. The lower net interest expense in 2021 was primarily due to a decrease in realized losses on interest rate swaps of $49.0 million due to the termination of certain debt facilities in 2020 and a decrease in amortization of debt discounts of $5.7 million. These were partially offset by a decrease in unrealized gains on interest rate swaps of $8.9 million and an increase in amortization of deferred financing costs of $5.0 million.

Adjusted EBITDA was $17.7 million for the three months ended December 31, 2021 compared to $10.0 million for the three months ended December 31, 2020, an increase of $7.7 million. Adjusted EBITDA was $85.9 million for the year ended December 31, 2021 compared to $59.6 million for the year ended December 31, 2020, an increase of $26.3 million. These increases were the result of customer growth increasing at a faster rate than expenses.

Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $16.9 million and $9.8 million, respectively, for the three months ended December 31, 2021, or by $7.4 million and $3.5 million, respectively, compared to the three months ended December 31, 2020. Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $59.3 million and $33.7 million, respectively, for the year ended December 31, 2021, or by $26.7 million and $10.5 million, respectively, compared to the year ended December 31, 2020. These increases were the result of our larger customer loan portfolio.

Liquidity & Capital Resources

As of December 31, 2021, Sunnova had total cash of $392 million, including restricted and unrestricted cash. An additional $439 million of tax equity commitments and debt capacity against qualified, unencumbered assets were available in Sunnova's tax equity and warehouse credit facilities as of December 31, 2021.

2022 Guidance

Sunnova management is increasing its 2022 customer additions guidance by 2,000 customers and reaffirming its 2022 financial guidance.

Mr. Berger continued, "Our ability to maintain a strong 2022 outlook of increasing metrics in this challenging environment is due primarily to Sunnova's conservative business model of retaining its contracted cash flows, having a large backlog of systems that were mechanically completed and awaiting permission to operate from the local authorities having jurisdiction at December 31, 2021, and the increasing pace of origination and placement of solar energy systems in-service."

2022 full-year guidance is as follows:

•Customer additions of between 85,000 and 89,000, up from prior guidance of between 83,000 and 87,000;
•Adjusted EBITDA of between $117 million and $137 million, unchanged from prior guidance;
•Customer interest payments received from solar loans of between $45 million and $55 million, unchanged from prior guidance; and
•Customer principal payments received from solar loans, net of amounts recorded in revenue, of between $134 million and $154 million, unchanged from prior guidance.

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We believe certain financial measures, such as Adjusted EBITDA and Adjusted Operating Expense, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures, and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-

GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA and Adjusted Operating Expense to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA and Adjusted Operating Expense to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA and Adjusted Operating Expense to projected net income (loss) and total operating expense, as the case may be, is not available without unreasonable effort.

Fourth Quarter and Full-Year 2021 Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its fourth quarter and full-year 2021 results at 8:30 a.m. Eastern Time, on February 24, 2022. The conference call can be accessed live over the phone by dialing 844-200-6205, or for international callers, 929-526-1599. The access code for the live call is 415855.

A replay will be available two hours after the call and can be accessed by dialing 866-813-9403, or for international callers, +44 204-525-0658. The access code for the replay is 626962. The replay will be available until March 3, 2022.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding our level of growth, customer value propositions, technological developments, service levels, the ability to achieve our 2022 operational and financial targets, and references to Adjusted EBITDA and customer P&I payments from solar loans. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, the effects of the coronavirus pandemic on our business and operations, supply chain uncertainties, results of operations and financial position, our competition, changes in regulations applicable to our business, fluctuations in the solar and home-building markets, availability of capital, our ability to attract and retain dealers and customers and manage our dealer and strategic partner relationships, the ability to successfully integrate the SunStreet acquisition, the ability of Sunnova to implement its plans, forecasts and other expectations with respect to SunStreet's business and realize the expected benefits of the acquisition. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s annual report on Form 10-K for the year ended December 31, 2021. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is a leading residential solar and energy storage service provider with customers across the U.S. and its territories. Sunnova's goal is to be the source of clean, affordable and reliable energy with a simple mission: to power energy independence so that homeowners have the freedom to live life uninterrupted®. For more information, please visit sunnova.com.

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash	$243,101	$209,859
Accounts receivable—trade, net	18,584	10,243
Accounts receivable—other	57,736	21,378
Other current assets, net of allowance of $1,646 and $707 as of December 31, 2021 and 2020, respectively	296,321	215,175
Total current assets	615,742	456,655

Property and equipment, net	2,909,613	2,323,169
Customer notes receivable, net of allowance of $39,492 and $16,961 as of December 31, 2021 and 2020, respectively	1,204,073	513,386
Intangible assets, net	190,520	49
Goodwill	13,150	—
Other assets	571,136	294,324
Total assets (1)	$5,504,234	$3,587,583

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$55,033	$39,908
Accrued expenses	81,721	34,049
Current portion of long-term debt	129,793	110,883
Other current liabilities	44,350	26,014
Total current liabilities	310,897	210,854

Long-term debt, net	3,135,681	1,924,653
Other long-term liabilities	436,043	171,395
Total liabilities (1)	3,882,621	2,306,902

Redeemable noncontrolling interests	145,336	136,124

Stockholders' equity:
Common stock, 113,386,600 and 100,412,036 shares issued as of December 31, 2021 and 2020, respectively, at $0.0001 par value	11	10
Additional paid-in capital—common stock	1,649,199	1,482,716
Accumulated deficit	(459,715)	(530,995)
Total stockholders' equity	1,189,495	951,731
Noncontrolling interests	286,782	192,826
Total equity	1,476,277	1,144,557
Total liabilities, redeemable noncontrolling interests and equity	$5,504,234	$3,587,583

(1) The consolidated assets as of December 31, 2021 and 2020 include $2,148,398 and $1,471,796, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $23,538 and $13,407 as of December 31, 2021 and 2020, respectively; accounts receivable—trade, net of $6,167 and $2,953 as of December 31, 2021 and 2020, respectively; accounts receivable—other of $410 and $583 as of December 31, 2021 and 2020, respectively; other current assets of $272,421 and $182,646 as of December 31, 2021 and 2020, respectively; property and equipment, net of $1,817,471 and $1,257,953 as of December 31, 2021 and 2020, respectively; and other assets of $28,391 and $14,254 as of December 31, 2021 and 2020, respectively. The consolidated liabilities as of December 31, 2021 and 2020 include $47,225 and $32,345, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $6,014 and $2,744 as of December 31, 2021 and 2020, respectively; accrued expenses of $88 and $827 as of December 31, 2021 and 2020, respectively; other current liabilities of $3,845 and $3,284 as of December 31, 2021 and 2020, respectively; and other long-term liabilities of $37,278 and $25,490 as of December 31, 2021 and 2020, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$65,019	$38,024	$241,752	$160,820

Operating expense:
Cost of revenue—depreciation	20,853	16,311	76,474	58,431
Cost of revenue—other	8,262	1,432	21,834	6,747
Operations and maintenance	4,943	7,699	19,583	16,313
General and administrative	60,208	30,573	204,236	115,148
Other operating income	(20,182)	(13)	(25,485)	(41)
Total operating expense, net	74,084	56,002	296,642	196,598

Operating loss	(9,065)	(17,978)	(54,890)	(35,778)

Interest expense, net	31,500	26,776	116,248	154,580
Interest income	(9,962)	(6,442)	(34,228)	(23,741)
Loss on extinguishment of long-term debt, net	—	92,051	9,824	142,772
Other (income) expense	456	(1,577)	516	(1,752)
Loss before income tax	(31,059)	(128,786)	(147,250)	(307,637)

Income tax expense	196	5	260	181
Net loss	(31,255)	(128,791)	(147,510)	(307,818)
Net loss attributable to redeemable noncontrolling interests and noncontrolling interests	(17,047)	(37,021)	(9,382)	(55,534)
Net loss attributable to stockholders	$(14,208)	$(91,770)	$(138,128)	$(252,284)

Net loss per share attributable to common stockholders—basic and diluted	$(0.13)	$(0.96)	$(1.25)	$(2.87)
Weighted average common shares outstanding—basic and diluted	112,947,816	95,598,897	110,881,630	87,871,457

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(147,510)	$(307,818)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	85,600	66,066
Impairment and loss on disposals, net	3,655	5,824
Amortization of intangible assets	21,354	29
Amortization of deferred financing costs	14,050	9,031
Amortization of debt discount	9,949	15,685
Non-cash effect of equity-based compensation plans	17,236	10,873
Unrealized gain on derivatives	(4,874)	(13,768)
Unrealized gain on fair value instruments	(21,988)	(907)
Loss on extinguishment of long-term debt, net	9,824	142,772
Other non-cash items	30,117	14,933
Changes in components of operating assets and liabilities:
Accounts receivable	(53,261)	(4,297)
Other current assets	(129,810)	(24,256)
Other assets	(70,758)	(42,411)
Accounts payable	(6,392)	(1,141)
Accrued expenses	27,908	(4,504)
Other current liabilities	5,963	5,397
Other long-term liabilities	(293)	(2,974)
Net cash used in operating activities	(209,230)	(131,466)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(554,541)	(578,369)
Payments for investments and customer notes receivable	(728,926)	(285,238)
Proceeds from customer notes receivable	66,879	35,479
Payments for investments in solar receivables	(32,212)	—
Proceeds from investments in solar receivables	3,231	—
State utility rebates and tax credits	486	641
Other, net	3,867	(2,032)
Net cash used in investing activities	(1,241,216)	(829,519)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	2,235,939	1,651,765
Payments of long-term debt	(947,130)	(963,872)
Payments on notes payable	(34,555)	(4,981)
Payments of deferred financing costs	(31,324)	(24,084)
Payments of debt discounts	(2,324)	(3,374)
Purchase of capped call transactions	(91,655)	—
Proceeds from issuance of common stock, net	10,513	152,277
Proceeds from equity component of debt instrument, net	—	73,657
Contributions from redeemable noncontrolling interests and noncontrolling interests	350,121	320,245
Distributions to redeemable noncontrolling interests and noncontrolling interests	(15,854)	(6,527)
Payments of costs related to redeemable noncontrolling interests and noncontrolling interests	(8,805)	(6,517)
Other, net	(476)	(2)
Net cash provided by financing activities	1,464,450	1,188,587
Net increase in cash and restricted cash	14,004	227,602
Cash and restricted cash at beginning of period	377,893	150,291
Cash and restricted cash at end of period	391,897	377,893
Restricted cash included in other current assets	(80,213)	(73,020)
Restricted cash included in other assets	(68,583)	(95,014)
Cash at end of period	$243,101	$209,859

Key Financial and Operational Metrics

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(31,255)	$(128,791)	$(147,510)	$(307,818)
Interest expense, net	31,500	26,776	116,248	154,580
Interest income	(9,962)	(6,442)	(34,228)	(23,741)
Income tax expense	196	5	260	181
Depreciation expense	23,314	18,255	85,600	66,066
Amortization expense	7,409	8	21,771	32
EBITDA	21,202	(90,189)	42,141	(110,700)
Non-cash compensation expense	3,299	2,484	17,236	10,873
ARO accretion expense	803	609	2,897	2,186
Financing deal costs	574	948	1,411	4,454
Natural disaster losses and related charges, net	—	—	—	31
Acquisition costs	(344)	—	6,709	—
Loss on extinguishment of long-term debt, net	—	92,051	9,824	142,772
Unrealized gain on fair value instruments	(17,323)	(742)	(21,988)	(907)
Realized gain on fair value instruments	—	(835)	—	(835)
Amortization of payments to dealers for exclusivity and other bonus arrangements	879	585	2,968	1,820
Provision for current expected credit losses	8,647	3,145	23,679	7,969
Non-cash inventory impairments	—	1,934	982	1,934
Adjusted EBITDA	$17,737	$9,990	$85,859	$59,597

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)
Interest income from customer notes receivable	$9,833	$6,360	$33,696	$23,239
Principal proceeds from customer notes receivable, net of related revenue	$16,866	$9,476	$59,274	$32,580

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands, except per system data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$74,084	$56,002	$296,642	$196,598
Depreciation expense	(23,314)	(18,255)	(85,600)	(66,066)
Amortization expense	(7,409)	(8)	(21,771)	(32)
Non-cash compensation expense	(3,299)	(2,484)	(17,236)	(10,873)
ARO accretion expense	(803)	(609)	(2,897)	(2,186)
Financing deal costs	(574)	(948)	(1,411)	(4,454)
Natural disaster losses and related charges, net	—	—	—	(31)
Acquisition costs	344	—	(6,709)	—
Amortization of payments to dealers for exclusivity and other bonus arrangements	(879)	(585)	(2,968)	(1,820)
Provision for current expected credit losses	(8,647)	(3,145)	(23,679)	(7,969)
Non-cash inventory impairments	—	(1,934)	(982)	(1,934)
Direct sales costs	(375)	—	(733)	—
Cost of revenue related to cash sales	(6,112)	—	(14,525)	—
Unrealized gain on fair value instruments	17,779	—	22,504	—
Adjusted Operating Expense	$40,795	$28,034	$140,635	$101,233
Adjusted Operating Expense per weighted average system	$219	$272	$906	$1,099

	As of December 31,
	2021	2020
Number of customers	195,400	107,500

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Weighted average number of systems (excluding loan agreements and cash sales)	149,600	85,900	127,200	77,900
Weighted average number of systems with loan agreements	35,300	17,000	27,500	14,200
Weighted average number of systems with cash sales	1,500	—	600	—
Weighted average number of systems	186,400	102,900	155,300	92,100

	As of December 31,
	2021	2020
	(in millions, except per customer data)
Estimated gross contracted customer value	$4,337	$2,997

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our leases and power purchase agreements ("PPAs"), which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates ("SRECs"), either under existing contracts or in future sales, plus the cash flows we expect to receive from energy services programs such as grid services, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the solar service agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our solar service agreements and depend on various factors including but not limited to solar service agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 4%.

Number of Customers. We define number of customers to include every unique individual possessing an in-service product that is subject to a Sunnova lease, PPA or loan agreement, or with respect to which Sunnova is obligated to perform a service under an active agreement between Sunnova and the individual or between Sunnova and a third party. For all solar energy systems or energy storage systems installed by us, in-service means the related solar energy system or energy storage system, as applicable, must have met all the requirements to begin operation and be interconnected to the electrical grid. For all products other than solar energy systems or energy storage systems, which are subject to a loan agreement between Sunnova and a customer, in-service means the customer is obligated to begin making payments to Sunnova under the loan agreement. We do not include in our number of customers any customer possessing a solar energy system or energy storage system under a lease, PPA or loan agreement that has reached mechanical completion but has not received permission to operate from the local utility or for whom we have terminated the contract and removed the solar energy system. We also do not include in our number of customers any customer that has been in default under his or her lease, PPA or loan agreement in excess of six months. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Systems. We calculate the weighted average number of systems based on the number of months a customer and any additional service obligation related to a solar energy system is in-service during a given measurement period. The weighted average number of systems reflects the number of systems at the beginning of a period, plus the total number of new systems added in the period adjusted by a factor that accounts for the partial period nature of those new systems. For purposes of this calculation, we assume all new systems added during a month were added in the middle of that month. The number of systems for any end of period will exceed the number of customers, as defined above, for that same end of period as we are also including any additional services and/or contracts a customer or third party executed for the additional work for the same residence. We track the weighted average system count in order to accurately reflect the contribution of the appropriate number of systems to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus net interest expense, depreciation and amortization expense, income tax expense, financing deal costs, natural disaster losses and related charges, net, losses on extinguishment of long-term debt, realized and unrealized gains and losses on fair value instruments, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our initial public offering ("IPO"), acquisition costs, losses on unenforceable contracts and other non-cash items such as non-cash compensation expense, asset retirement obligation ("ARO") accretion expense, provision for current expected credit losses and non-cash inventory impairments.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense less depreciation and amortization expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements, direct sales costs, cost of revenue related to cash sales, unrealized losses on fair value instruments and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our IPO, acquisition costs, losses on unenforceable contracts and other non-cash items such as non-cash compensation expense, ARO accretion expense, provision for current expected credit losses and non-cash inventory impairments.

Contacts

Investor Relations:
Rodney McMahan, Vice President Investor Relations
IR@sunnova.com
877-770-5211

Media:
Alina Eprimian, Media Relations Manager
Alina.Eprimian@sunnova.com